Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2012 FIRST QUARTER EARNINGS

Honesdale, PA, April 20, 2012/ Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2012 earnings of $1,569,000, an increase of 23.5% over $1,270,000 reported for the first quarter 2011. A key component of this gain was net interest income, which grew 11.9%. The higher income produced earnings per share of $.98 for the first quarter 2012, representing an increase of 24.1% over the same quarter 2011. This level of net income provided a return on average stockholders’ equity of 11.21%, and a return on average assets of 1.09%, for the first quarter of 2012, an uptick of 12.9% and 16.0%, respectively, over the first quarter 2011. Payment of a $.36 per share cash dividend produced a yield of 3.95%.

The Company ended the first quarter 2012 with total assets of $582,946,000, a 7.3% or $39,615,000 gain from March 31, 2011. This growth was primarily centered in loans with an increase of $31,884,000 or 7.5% over the prior year. Deposits ended the quarter at $475,765,000, an increase of $25,198,000, or 5.6% from first quarter 2011, while stockholders’ equity increased 9.0% to $56,128,000 at March 31, 2011.

The allowance for loan loss represented 1.94% of total loans at March 31, 2012 and was 55.34% of nonaccrual loans at that date. The ratio of net charge-offs to average loans was .03% for the first quarter of 2012, a decline of 88.0% from one year earlier.

Gary C. Beilman, president and chief executive officer, commented “Our performance for the first quarter is significantly better than last year. Deposits, loans, and total assets have all increased handsomely. For us, these increases are indications that the products and services we offer are valued by our customers. We continue to address asset quality issues and have greatly enhanced our loan monitoring and collection activities, directed toward reducing loan delinquencies and troubled credits as quickly as possible. It is hoped that as this year progresses, we will be able to continue to make positive reports. We thank our customers, staff, community and shareholders for their continued investment and loyalty.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and wealth management services. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. April 20, 2012/ Contact: Deborah L. Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended March 31,
	2012	2011
Interest Income
Interest and fees on loans	$5,697	$5,445
Investment securities:
Taxable	324	290
Exempt from federal income tax	315	290
Other	2	4
Total interest income	6,338	6,029

Interest Expense
Deposits	933	1,139
Short-term borrowings	19	23
Other borrowed funds	186	219
Total interest expense	1,138	1,381

Net Interest Income	5,200	4,648

Provision for loan losses	650	425

Net Interest Income After Provision for Loan Losses	4,550	4,223

Noninterest Income
Service charges on deposit accounts	235	271
Mortgage loans held for sale gains, net	139	82
Investment securities gains (losses), net	69	(2)
Brokerage commissions	147	181
Earnings on bank-owned life insurance	107	106
Debit card fees	149	137
Other income	171	179
Total noninterest income	1,017	954

Noninterest Expense
Salaries and employee benefits	1,927	1,777
Occupancy expense, net	298	306
Furniture and equipment expense	91	105
Professional fees	165	310
Data processing expense	163	179
Other expense	908	920
Total noninterest expense	3,552	3,597

Income before income taxes	2,015	1,580
Income taxes	446	310

NET INCOME	$1,569	$1,270

Earnings per Share - basic	$0.98	$0.79
Earnings per Share - diluted	$0.98	$0.79

Average shares outstanding - basic	1,599,646	1,598,218
Average shares outstanding - diluted	1,599,974	1,600,252

 DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
March 31,	2012	2011
Assets
Cash and due from banks	$5,168	$4,680
Interest-bearing deposits in other banks	5,908	2,660
Total cash and cash equivalents	11,076	7,340

Mortgage loans held for sale	1,714	92
Investment securities available for sale	87,497	82,977

Loans (net of unearned income of $2 and $16)	454,352	422,468
Less allowance for loan losses	8,818	7,115
Net loans	445,534	415,353

Premises and equipment	9,879	10,403
Accrued interest receivable	1,839	1,940
Bank-owned life insurance	10,150	9,778
Other real estate owned	2,747	3,995
Other assets	12,510	11,453

TOTAL ASSETS	$582,946	$543,331

Liabilities
Deposits :
Noninterest-bearing	$51,024	$50,126
Interest-bearing	424,741	400,441
Total deposits	475,765	450,567

Short-term borrowings	28,205	17,908
Other borrowed funds	17,121	19,077
Accrued interest payable	575	698
Other liabilities	5,152	3,589

TOTAL LIABILITIES	526,818	491,839

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,653,746 and 1,652,318 shares issued	827	826
Capital surplus	6,528	6,273
Retained earnings	49,177	45,872
Accumulated other comprehensive income	1,663	588
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	56,128	51,492

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$582,946	$543,331

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)					% Increase
		2012		2011		(decrease)
	Performance for the three months ended March 31,
	Interest income	$6,338		$6,029		5.1%
	Interest expense	$1,138		$1,381		-17.6%
	Net interest income	$5,200		$4,648		11.9%
	Net income	$1,569		$1,270		23.5%

	Shareholders' Value (per share)
	Net income - basic	$0.98		$0.79		24.1%
	Net income - diluted	$0.98		$0.79		24.1%
	Dividends	$0.36		$0.36		-
	Book value	$35.09		$32.22		8.9%
	Market value	$36.50		$38.50		-5.2%
	Market value/book value ratio	104.0%		119.5%		-13.0%
*	Price/earnings multiple	9.3	X	12.2	X	-23.8%	X
*	Dividend yield	3.95%		3.74%		5.6%

	Financial Ratios
*	Return on average assets	1.09%		0.94%		16.0%
*	Return on average equity	11.21%		9.93%		12.9%
	Shareholders' equity/asset ratio	9.63%		9.48%		1.6%
	Dividend payout ratio	36.73%		45.57%		-19.4%
	Nonperforming assets/total assets	4.09%		3.20%		27.8%
	Allowance for loan loss as a % of loans	1.94%		1.68%		15.5%
	Net charge-offs/average loans	0.03%		0.25%		-88.0%
	Allowance for loan loss/nonaccrual loans	55.34%		56.75%		-2.5%
	Allowance for loan loss/non-performing loans	41.77%		53.31%		-21.6%

	Financial Position at March 31,
	Assets	$582,946		$543,331		7.3%
	Loans	$454,352		$422,468		7.5%
	Deposits	$475,765		$450,567		5.6%
	Stockholders' equity	$56,128		$51,492		9.0%

*	annualized

April 2012

Dear Shareholders:

I am pleased to present this report of Dimeco, Inc. for the first quarter of 2012. Included in this report are many positive results. When compared to the same period last year, you will see that 2012 is off to a good start. Deposits, loans, and total assets have all increased handsomely. For us, these increases are indications that the products and services we offer are valued by our customers. In addition, this growth indicates expansion within our existing markets and penetration into new local markets within northeastern Pennsylvania.

Our performance for this first quarter is significantly better than last year. Net income, one of the primary benchmarks of performance, grew by 23.5%. Furthermore, our return on average assets is 1.09%, an up tick of 16%, and our return on average equity is 11.21%, an expansion of almost 13%. The quarterly dividend of $.36 per share produces a solid yield of 3.95%, a return that is superior to that of many investments in today’s economy. Finally, from your ownership perspective, stockholders’ equity is $56.1 million, an increase of 9% over the previous year.

In addition to producing the above mentioned results, we continued to address asset quality issues during the quarter. As mentioned in previous quarterly letters, we have greatly enhanced our loan monitoring and collection activities, directed toward reducing loan delinquencies and troubled credits as quickly as possible. It is hoped that as this year progresses, we will be able to make positive reports with each ensuing quarterly letter. In the first quarter of 2012, we sold a property that was held in other real estate owned and have an agreement of sale on another property. These are some of the initial, beneficial outcomes of our concerted efforts to improve asset quality. As promised, we will continue to keep you informed of the results of our actions.

We thank you for your investment and loyalty. We ask that you continue to recommend us for banking and wealth management services, as well as for investment in Dimeco, Inc. stock. As always, your comments and questions are welcome.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer